                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Material
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             Silicon Graphics, Inc.
                             ----------------------
                (Name of Registrant as Specified in its Charter)

                                Sandra M. Escher
                                ----------------
                     (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     ---------------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
[X]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
               $125
     -----------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:
               Preliminary Proxy Statement
     -----------------------------------------------------------------
     3)   Filing Party:
               Silicon Graphics, Inc., Sandra M. Escher
     -----------------------------------------------------------------
     4)   Date Filed:
               September 1, 1994
     -----------------------------------------------------------------

[ L O G O ]


                                                              September 21, 1994


DEAR SILICON GRAPHICS STOCKHOLDER:

    You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on Tuesday, November 1, 1994 at 2:00 p.m. at the Company's headquarters, 2011 North Shoreline Boulevard, Mountain View, California 94043-1389.

    The Notice of Annual Meeting and Proxy Statement accompany this letter and provide an outline of the business to be conducted at the meeting. In addition to the specific matters to be voted on at the meeting, there will be a report on the progress of the Company and an opportunity for stockholders to ask questions.

    We hope you will be able to join us. To ensure your representation at the meeting, we urge you to return the enclosed proxy promptly. Your vote is very important.

                                          Sincerely,

      EDWARD R. MCCRACKEN                            THOMAS A. JERMOLUK
      CHAIRMAN AND CHIEF                             PRESIDENT AND CHIEF
      EXECUTIVE OFFICER                              OPERATING OFFICER

                             SILICON GRAPHICS, INC.

                                 -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 1, 1994

TO THE STOCKHOLDERS OF SILICON GRAPHICS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SILICON GRAPHICS, INC. (the "Company"), a Delaware corporation, will be held on Tuesday, November 1, 1994, at 2:00 p.m., local time, at the Company's principal offices at 2011 North Shoreline Boulevard, Mountain View, California 94043-1389, for the following purposes:

        1. To elect two Class II directors of the Company to serve for a three-year term.

        2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 500,000,000 shares.


        3. To ratify the appointment of Ernst & Young, LLP, as independent auditors of the Company for the fiscal year ending June 30, 1995.


        4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    These matters are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on September 2, 1994 are entitled to notice of and to vote at the meeting.

    We invite all stockholders to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed Proxy as promptly as possible in the envelope provided. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                          Sincerely,

                                          William M. Kelly
                                          SECRETARY

Mountain View, California

September 21, 1994

                             SILICON GRAPHICS, INC.
                                  ------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of Silicon Graphics, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, November 1, 1994, at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the principal offices of the Company, 2011 North Shoreline Boulevard, Mountain View, California 94043-1389. The Company's telephone number at that location is 415-960-1980.


    These proxy solicitation materials will be mailed on or about September 27, 1994 to all stockholders entitled to vote at the meeting.


RECORD DATE AND PRINCIPAL SHARE OWNERSHIP


    Stockholders of record at the close of business on September 2, 1994 are entitled to notice of and to vote at the meeting. At the record date, 141,104,197 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding and 35,000 shares of the Company's Series A Preferred Stock, $0.001 par value (the "Series A Preferred Stock"), were issued and outstanding. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 80 votes. All information in this Proxy Statement reflects a two-for-one stock split effected in the form of a stock dividend on the Common Stock in December 1993.



    As of August 31, 1994, the following persons were known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock or Series A Preferred Stock:



                                                                NUMBER OF     NUMBER OF SHARES
                                                                SHARES OF        OF SERIES A                    PERCENT
                                                               COMMON STOCK    PREFERRED STOCK                 OF TOTAL
                                                               BENEFICIALLY     BENEFICIALLY       PERCENT      VOTING
                                                                  OWNED             OWNED         OF CLASS       POWER
                                                              --------------  -----------------  -----------  -----------
NKK U.S.A. Corporation......................................        --               35,000           100.0          1.9
32 Loockerman Square
Suite L-100
Dover, DE 19901
FMR Corp. (1)...............................................     14,420,100          --                10.2         10.0
82 Devonshire Street
Boston, MA 02109-3614

- - ------------------
(1) As reported on Schedule 13G dated September 8, 1994 filed with the Securities and Exchange Commission, FMR Corp. ("FMR") and its Chairman, Edward C. Johnson 3d, share beneficial ownership of these shares with Fidelity Management & Research Company ("Fidelity") as to 13,305,100 of such shares (representing 9.4% of the class and 9.2% of total voting power) and with Fidelity Management Trust Company ("Trust") as to 1,115,000 of such shares. Fidelity serves as an investment adviser to a number of investment companies, including Fidelity Magellan Fund ("Fund"), which is the beneficial owner of 7,895,000 of such shares (representing 5.6% of the class and 5.5% of total voting power). Each of FMR, Mr. Johnson, Fidelity, the Fund and the Trust has dispositive power over all of the shares beneficially owned by such persons and FMR, Mr. Johnson and the Trust share voting power with respect to 763,800 shares. Mr. Johnson, together with family members and trusts for the benefit of family members, form a controlling group with respect to FMR.


REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at its principal offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

    Every stockholder voting on the election of directors may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by such stockholder (treating each share of Series A Preferred Stock as 80 shares of Common Stock), or distribute the stockholder's votes on the same principle among as many candidates as the stockholder may select. However, no stockholder may cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate votes. On all other matters, each share of Common Stock has one vote, and each share of Series A Preferred Stock has 80 votes. Except as otherwise required by law, the Series A Preferred Stock votes with the Common Stock as one class.

    The cost of soliciting proxies will be borne by the Company. The Company may retain the services of a proxy solicitation firm to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, on terms customary for such services. The Company estimates that it will pay Georgeson & Company Inc., a proxy solicitation firm, a fee expected not to exceed $9,000 for its services and will reimburse the firm for certain out-of-pocket expenses expected not to exceed an additional $6,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone or otherwise.

QUORUM; ABSTENTIONS; BROKER NON-VOTES


    The required quorum for the transaction of business at the Annual Meeting is a majority of the shares entitled to vote at the meeting ("Voting Stock"). Shares that are voted "For" or "Against" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the Voting Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (the "Votes Cast") with respect to such matter.


    The Company will count abstentions for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business and (other than broker non-votes) the total number of Votes Cast with respect to a particular matter. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Broker non-votes with respect to the proposals set forth in this proxy will not be considered Votes Cast and, therefore, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING


    Proposals of stockholders intended to be presented at the Company's 1995 Annual Meeting must be received by the Company no later than May 25, 1995, in order to be included in the proxy statement and form of proxy relating to that meeting.


                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

    The Company's Board of Directors currently consists of eleven persons, divided into three classes serving staggered terms of office. Currently there are three directors in Class I and four directors in each of Class II and Class
III. Following the Annual Meeting, at which two Class II directors are to be elected, the Board will consist of nine directors, comprised of three directors in Class I, two directors in Class II and four directors in Class III. Each director elected at the 1994 Annual Meeting of Stockholders will serve until the term of that director's class expires, or until his or her successor has been duly elected and qualified. The term of the Class II directors elected at this meeting will expire at the Annual Meeting of Stockholders in 1997.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below, each of whom is currently a director of the Company. In the event that any nominee of the Company becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. It is not expected that any nominee will be unavailable. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

    The names of the nominees for director and certain information about each of them are set forth below. The names of, and certain information about, the current directors with unexpired terms are also set forth below.

                                                                                                                       DIRECTOR
               NAME                 AGE                              PRINCIPAL OCCUPATION                               SINCE
- - ----------------------------------  ----  ---------------------------------------------------------------------------  --------
Nominees for Class II Directors
- - ----------------------------------
Robert R. Bishop                     51   President, Silicon Graphics World Trade Corporation                             1993
James A. McDivitt                    65   Senior Vice President, Government Operations and International, Rockwell        1987
                                           International Corporation
Continuing Class I Directors
- - ----------------------------------
C. Richard Kramlich                  59   Managing General Partner, New Enterprise Associates (a venture capital          1984
                                           firm)
Edward R. McCracken                  50   Chairman and Chief Executive Officer, Silicon Graphics, Inc.                    1984
Lucille Shapiro                      54   Professor and Chairman of the Department of Developmental Biology, Stanford     1993
                                           University School of Medicine
Continuing Class III Directors
- - ----------------------------------
Allen F. Jacobson                    67   Former Chairman of the Board and Chief Executive Officer, Minnesota Mining      1992
                                           & Manufacturing Corporation (3M)
Thomas A. Jermoluk                   38   President and Chief Operating Officer, Silicon Graphics, Inc.                   1993
Mark W. Perry                        51   President and Chief Executive Officer, ViewStar Corporation                     1992
James G. Treybig                     53   President and Chief Executive Officer, Tandem Computers Incorporated            1992

    Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among directors or executive officers of the Company.

    Mr. Jacobson is the former Chairman of the Board and Chief Executive Officer of 3M Corporation, and held that position until he retired on October 31, 1991. Mr. Jacobson remains a director of 3M Corporation and is also a director of Abbott Laboratories, Deluxe Corporation, Mobil Corporation, Northern States Power Company, Potlatch Corporation, Prudential Insurance Company of America, Sara Lee Corporation, U S WEST, Inc. and Valmont Industries, Inc.

    Mr. Jermoluk became an Executive Vice President of the Company in 1991, was named Chief Operating Officer in 1992, and President in 1994. Mr. Jermoluk, who joined the Company in 1986, was the Company's Vice President and General Manager, Advanced Systems Division from 1988 to 1991.

    Mr. Kramlich is also a director of Ascend Communications, Chalone Inc., Macromedia, Sierra Monitor Corporation, SyQuest Technology, Inc. and Telebit Corporation.

    Mr. Perry has been the President and Chief Executive Officer of ViewStar Corporation, a software company, since June 1994. Mr. Perry served as the Vice Chairman of the Company from April 1992 to November 1993 and has served as a consultant to the Company since November 1993. Prior to April 1992, Mr. Perry held several positions with the Company, most recently as Executive Vice President, a position he had held since March 1988. Mr. Perry is also a director of Exabyte Corporation.

    Dr. Shapiro has been Professor and Chairman of the Department of Developmental Biology, Stanford University School of Medicine, since 1989 and Professor of Genetics, Stanford University School of Medicine since 1990. Prior to 1989, Dr. Shapiro was Professor and Chairman of the Department of Microbiology, College of Physicians and Surgeons of Columbia University.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held four meetings during fiscal 1994. The Board has three committees: an Audit Committee, a Compensation and Human Resources Committee, which also performs the functions of a nominating committee, and an Open Architecture Committee.

    The Audit Committee consists of three non-employee directors, Allen F. Jacobson, C. Richard Kramlich, and Lucille Shapiro, and held seven meetings during fiscal 1994. Glenn M. Mueller, a director of the Company until his death in April 1994, was also a member of the Audit Committee. It recommends engagement of, and is primarily responsible for approving the services performed by, the Company's independent auditors. The Committee also is responsible for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

    The Compensation and Human Resources Committee consists of three non-employee directors, James A. McDivitt, C. Richard Kramlich and Joseph A. Mollica, and held five meetings during fiscal 1994. During fiscal 1994, the Committee's responsibilities included recommending, subject to the Board's approval, executive compensation, including stock option grants; administering the Company's stock incentive plans; approving employee stock option grants; identifying and evaluating candidates to fill vacancies on the Board and making recommendations regarding the size and composition of the Board. Candidates for director suggested by stockholders will be considered by the Committee. Such suggestions should include the candidate's name and qualifications and may be submitted in writing to the Secretary, Silicon Graphics, Inc., 2011 North Shoreline Boulevard, Mountain View, CA 94043-1389. No interlocking relationship exists between the Company's Board of Directors or Compensation and Human Resources Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

    The Open Architecture Committee consists of Robert C. Miller, Mark W. Perry and James G. Treybig, and held three meetings during fiscal 1994. The purpose of the Open Architecture Committee is to represent the Board in an ongoing dialogue with representatives of the business partners who comprise the advisory board to MIPS Technologies, Inc., the Company's subsidiary, in order to foster the openness and availability of the MIPS technology.

    No director serving for the full fiscal year attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board on which he or she served.

DIRECTOR COMPENSATION

    Employee directors, and, by agreement with the Company, Mr. Miller, are not compensated for their service on the Board of Directors or on committees of the Board.

    Under the Company's current compensation policy for non-employee directors, each non-employee director receives a fee of $5,000 per quarter, $1,000 for each Board of Directors' meeting attended, and $1,000 for each committee meeting attended. In addition, the chairman of each committee receives an additional $1,000 per committee meeting attended.

    Each non-employee director also is eligible for the grant of nonstatutory stock options under the Company's Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each non-employee director is granted an option to purchase 30,000 shares of Common Stock on the date on which he or she first becomes a director. In addition, on November 1 of each year, each non-employee director is granted an option to purchase an additional 10,000 shares of Common Stock. On November 1, 1993, Allen F. Jacobson, C. Richard Kramlich, James A. McDivitt, Joseph A. Mollica, Lucille Shapiro and James G. Treybig each were automatically granted options to purchase 10,000 shares at an exercise price of $22.375 per share. By agreement with the Company, Mr. Perry has waived the grant of stock options under the Directors' Plan.

    All options under the Directors' Plan are granted at 100% of the fair market value of the Common Stock on the date of grant. The Directors' Plan provides for neither a maximum nor a minimum number of option shares that may be granted to any one non-employee director, but restricts the number of shares that may be included in any grant and the method of making a grant. Options granted under the Directors' Plan become exercisable in installments on the first three anniversary dates following the date of grant, so long as the optionee remains a director of the Company.

                  PROPOSAL NO. 2 -- AMENDMENT TO THE RESTATED
             CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

    On August 2, 1994, the Board of Directors approved, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from the present 200,000,000 shares to 500,000,000 shares.


    Of the 200,000,000 shares presently authorized, as of September 2, 1994, there were 141,104,197 shares issued and outstanding, 39,512,976 shares reserved for issuance upon the exercise or grant of stock options under the Company's stock option plans and for issuance under the Company's Employee Stock Purchase Plan, and 8,808,204 shares reserved for issuance upon conversion of the Company's Series A Preferred Stock and Zero Coupon Convertible Subordinated Debentures due 2013. As a result of these arrangements, approximately 95% of the Company's authorized shares of Common Stock are issued or reserved. In addition, the number of shares reserved for issuance under the Company's 1993 Long-Term Incentive Stock Plan will automatically be increased in each of the next three fiscal years by 3.5% of the number of shares outstanding at June 30, 1995, 1996 and 1997. The actual number of shares to be issued in the event the Series A Preferred Stock is converted will vary depending on the common stock price at the time of conversion.


    The Board of Directors has from time to time approved stock splits in the form of stock dividends in order to maintain an appropriate trading price for the Common Stock and to enhance liquidity for the Company's stockholders. Two-for-one stock splits have been effected in two of the last three fiscal years. Although there are presently no plans for a further stock split, and there can be no assurance that any further stock split will occur, the Board believes that it is prudent to have sufficient authorized stock to permit a future stock split and to meet future business needs, including equity-based financings, acquisitions and the issuance of stock options and other stock-based incentives under the Company's employee benefit plans.

    The proposed amendment, if adopted, would make an additional 300,000,000 shares of Common Stock available from time to time without further stockholder approval, unless such approval is required by law or by rules and regulations of the New York Stock Exchange or any other stock exchange upon which the Common Stock may be listed. There are no present plans, agreements, commitments or understandings with regard to the issuance of the proposed additional shares. Stockholders do not have and will not have preemptive rights to purchase any of the additional shares.

    If the amendment is approved, the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation will be modified to read as follows:

    The total number of shares of all classes of stock which the Corporation has authority to issue is Five Hundred Two Million (502,000,000) shares, consisting of Five Hundred Million (500,000,000) shares of Common Stock, $0.001 par value, (the "Common Stock") and Two Million (2,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

VOTE REQUIRED

    Approval of this proposal requires the affirmative votes of a majority of the holders of shares entitled to vote at the Annual Meeting.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                       PROPOSAL NO. 3 -- RATIFICATION OF
                      APPOINTMENT OF INDEPENDENT AUDITORS


    The Company's Board of Directors has appointed the firm of Ernst & Young, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending June 30, 1995. In the event of a majority vote against approval, the Board will reconsider its selection. Under any circumstances, the Board retains the corporate authority to change the auditors at a later date. Ernst & Young, LLP, has audited the Company's financial statements since the fiscal year ended June 30, 1982. Representatives of Ernst & Young, LLP, are expected to be present at the meeting with the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.



RECOMMENDATION


    THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE APPOINTMENT OF ERNST & YOUNG, LLP, AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1995.

                               OTHER INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock of the Company as of September 2, 1994 by each director, by each of the executive officers named in the table under "Executive Officer Compensation" below, and by all directors and executive officers as a group:


                                                            NUMBER OF                      PERCENT OF
                                                             SHARES       PERCENT OF          TOTAL
                                                           BENEFICIALLY     COMMON           VOTING
                          NAME                             OWNED(1)(2)       STOCK            POWER
- - ---------------------------------------------------------  -----------  ---------------  ---------------
Robert R. Bishop.........................................   3,791,048             3%               3%
Allen F. Jacobson........................................      32,200          *                *
Thomas A. Jermoluk.......................................     183,074          *                *
C. Richard Kramlich......................................      93,480          *                *
Edward R. McCracken......................................   2,050,376             1%               1%
James A. McDivitt........................................     158,104          *                *
Robert C. Miller.........................................     241,239          *                *
Joseph A. Mollica........................................      90,300          *                *
Mark W. Perry(3).........................................      61,602          *                *
Lucille Shapiro..........................................       3,400          *                *
James G. Treybig.........................................      30,200          *                *
Gary L. Lauer............................................     133,208          *                *
Michael Ramsay...........................................     438,792          *                *
All executive officers and directors as a group (22
 persons)................................................   8,988,380             6%               6%

- - ------------------
 *   Less than 1%.

(1) Unless otherwise indicated, the persons named have sole voting and investment power over the shares shown as being beneficially owned by them, subject to community property laws, where applicable.

(2) The table includes the following shares issuable on exercise of options that were exercisable on September 2, 1994, or within 60 days thereafter:
     Mr. Bishop, 4 shares; Mr. Jacobson, 30,200 shares; Mr. Jermoluk, 174,304 shares; Mr. Kramlich, 90,100 shares; Mr. McCracken, 1,648,620 shares; Mr. McDivitt, 90,100 shares; Mr. Miller, 16,251 shares; Dr. Mollica, 90,100 shares; Mr. Perry, 22,412 shares; Dr. Shapiro, 3,400 shares; Mr. Treybig, 30,200 shares; Mr. Lauer, 133,204 shares; Mr. Ramsay, 427,204 shares; and all directors and executive officers as a group, 4,377,633 shares.

(3) Includes an aggregate of 15,710 shares held in the name of Mr. Perry's wife as to which he may be deemed to have shared voting and investment power.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and equity compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined at the end of the fiscal year) for the three fiscal years ended June 30, 1994.

                                                                                                   LONG TERM
                                                                                                 COMPENSATION
                                                                         ANNUAL COMPENSATION(1)     AWARDS
                                                              FISCAL     ----------------------  -------------
               NAME AND PRINCIPAL POSITION                     YEAR        SALARY      BONUS        OPTIONS
- - ----------------------------------------------------------  -----------  ----------  ----------  -------------
Edward R. McCracken,......................................        1994   $  699,500  $  556,875      200,000
  Chairman and Chief                                              1993      636,043     310,000      200,000
  Executive Officer                                               1992      571,871     123,125      200,000
Thomas A. Jermoluk,.......................................        1994   $  504,082  $  407,087      160,000
  President and Chief                                             1993      413,422     210,250      200,000
  Operating Officer                                               1992      319,725      63,000      150,000
Robert R. Bishop,.........................................        1994   $  320,884  $  295,429       --
  President, Silicon Graphics                                     1993      319,210     215,954       --
  World Trade Corporation                                         1992      280,513     110,555       --
Gary L. Lauer,............................................        1994   $  243,178  $  295,119      100,000
  Senior Vice President,                                          1993      209,262     163,700      100,000
  North American Field Organization                               1992      190,229      82,450       80,000
Michael Ramsay,...........................................        1994   $  327,601  $  209,250      100,000
  President, Silicon Studio, Inc.                                 1993      287,028     115,875      120,000
                                                                  1992      250,979      22,250      100,000

- - ------------------
(1)  The Company has no pension, retirement, annuity or similar benefit plan.

OPTION GRANTS IN FISCAL 1994

    The following table provides details regarding stock options granted to the named executive officers in fiscal 1994 under the Company's 1993 Long-Term Incentive Stock Plan.


                                                                                              POTENTIAL REALIZABLE VALUE
                                    INDIVIDUAL GRANTS(1)                                                  AT
- - --------------------------------------------------------------------------------------------   ASSUMED ANNUAL RATES OF
                                       NUMBER OF      % OF TOTAL                               STOCK PRICE APPRECIATION
                                      SECURITIES        OPTIONS                                          FOR
                                      UNDERLYING      GRANTED TO      EXERCISE                      OPTION TERM(2)
                                        OPTIONS      EMPLOYEES IN       PRICE    EXPIRATION   --------------------------
                NAME                    GRANTED       FISCAL YEAR     ($/SHARE)     DATE           5%           10%
- - ------------------------------------  -----------  -----------------  ---------  -----------  ------------  ------------
Edward R. McCracken.................     200,000            3.4%      $  22.875    12/20/04   $  2,877,193  $  7,291,372
Thomas A. Jermoluk..................     160,000            2.7%         22.875    12/20/04      2,301,754     5,833,097
Robert R. Bishop....................      --              --             --          --            --            --
Gary L. Lauer.......................     100,000            1.7%         22.875    12/20/04      1,438,596     3,645,686
Michael Ramsay......................     100,000            1.7%         22.875    12/20/04      1,438,596     3,645,686

- - ------------------
(1) The options in this table were granted in December 1993 under the 1993 Long-Term Incentive Stock Plan and have exercise prices equal to the fair market value on the date of grant. The options become exercisable at a rate of 2% per month over a period of fifty months and expire ten years from the date of grant. No other options were granted to the named executive officers during fiscal 1994.

(2) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent the Company's estimate or projection of the future Common Stock price. The Company does not agree that the value of an option can properly be determined by this method.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table shows stock options exercised by named executive officers during fiscal 1994, including the aggregate value of gains on the date of exercise. In addition, the table shows the shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the values for unexercised options based on the year-end price of the Company's Common Stock.

                                                                                          VALUE OF UNEXERCISED
                                  SHARES                    NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS AT
                                 ACQUIRED                  OPTIONS AT JUNE 30, 1994         JUNE 30, 1994(2)
                                    ON         VALUE      --------------------------  ----------------------------
             NAME                EXERCISE   REALIZED(1)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - -------------------------------  ---------  ------------  -----------  -------------  -------------  -------------
Edward R. McCracken............     --           --        1,568,616       528,000    $  25,581,574   $ 4,323,494
Thomas A. Jermoluk.............    261,300  $  4,765,422     203,100       450,400    $   2,398,433   $ 3,715,121
Robert R. Bishop...............     --           --           --            --             --             --
Gary L. Lauer..................     85,200  $  7,913,023     110,800       190,000    $   1,172,336   $ 1,024,986
Michael Ramsay.................    100,000  $  1,856,876     435,200       244,800    $   6,735,347   $ 1,780,899

- - ------------------
(1) The amounts in this column reflect the difference between the closing market price on the date of exercise and the option exercise price and may not represent amounts actually realized by the named individuals.

(2) The amounts in this column reflect the difference between the closing market price of the Common Stock on June 30, 1994, which was $22.125, and the option exercise price. The actual value of unexercised options fluctuates with market activity.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


    Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Forms 3, 4 and 5 they file. The Company believes that during the fiscal year ended June 30, 1994, its officers, directors and ten percent stockholders complied with all applicable Section 16(a) filing requirements. In making this statement, the Company has relied on the written representations of its directors and officers and a review of the copies of such forms furnished to the Company.

                              CERTAIN TRANSACTIONS

    The Company has entered into Employment Continuation Agreements (the "Continuation Agreements") with its executive officers. The Continuation Agreements are intended to encourage the continued employment of key management personnel in the event of a potential change in control of the Company. Under the Continuation Agreements, each executive officer (i) agrees to remain an employee of the Company, (ii) is entitled to a termination payment equal to two years of his or her compensation if employment with the Company is terminated within twenty-four months after such a change in control and (iii) is granted full vesting of options effective after such a change in control.

    James G. Treybig, a current director of the Company, is the President and Chief Executive Officer of Tandem Computers Incorporated ("Tandem"), an OEM distributor of the Company's products. During the year ended June 30, 1994, the Company recognized revenue of approximately $35,811,000 from Tandem primarily from system sales and related software and technology licenses. The Company believes that the terms of its transactions with Tandem are no more favorable to either party than would be obtained or available from an independent third party.

    NKK U.S.A. Corporation, a wholly-owned subsidiary of NKK Corporation, is the holder of all of the Company's outstanding Series A Preferred Stock, which it purchased in 1990 for $35 million in cash. The Series A Preferred Stock receives a 3% cumulative annual dividend and a preference upon liquidation in the amount of the purchase price. NKK and the Company's Japanese subsidiary have entered into a distribution agreement pursuant to which NKK has become a distributor and value-added reseller of the Company's products in Japan. During the fiscal year ended June 30, 1994, NKK purchased approximately $15,716,000 in goods from the Company. The Company believes that the terms of its transactions with NKK are no more favorable to either party than would be obtained or available from an independent third party.


    In July 1993, Tom Whiteside joined the Company as a Vice President and President of the Company's subsidiary, MIPS Technologies, Inc. In connection with Mr. Whiteside's relocation to California, in September 1993 the Company loaned him $250,000 for the purchase of a primary residence (the "Residential Loan") and agreed to pay him a housing allowance of $988 per month for 60 months. The Residential Loan is secured by a second mortgage, is non-interest bearing and will be forgiven at the rate of $4,167 per month over a 60-month period. Mr. Whiteside also receives a monthly payment in an amount equal to the taxes associated with the forgiveness of the Residential Loan, which equaled $1,827 per month during fiscal 1994. In addition, the Company made Mr. Whiteside a non-interest bearing bridge loan in the amount of $125,000, which was secured by a deed of trust and repaid in full in December 1993. In the event that the Company terminates Mr. Whiteside's employment prior to the end of the 60-month periods for the Residential Loan and housing allowance, the Company has agreed to pay Mr. Whiteside the remaining balance of the loan and allowance, and the taxes associated with the accelerated payment. The largest principal amount outstanding to Mr. Whiteside during fiscal 1994 was $375,000, of which $204,167 was outstanding as of September 2, 1994.


    In November 1993, Mark W. Perry, a director of the Company, resigned his position as an officer and employee of the Company. The Company has retained Mr. Perry as a consultant through October 31, 1995, during which term, Mr. Perry's medical and life insurance benefits continue in effect and his stock options continue to vest and to be exercisable in accordance with their terms. From November 1993 through May 1994, the Company paid Mr. Perry $13,000 per month in connection with certain consulting services.

    In January 1994, James C. Clark resigned as Chairman and a director of the Company. In connection with his resignation, the Company retained Mr. Clark as a consultant through July 1994 for which he received no compensation. Options previously granted to Mr. Clark continued to vest through March 1994. In addition, the Company gave Mr. Clark title to certain business-related equipment with a book value of $47,610.


    In February 1994, R.L. Smith McKeithen resigned his position as an officer of the Company and terminated his employment as of April 30, 1994. The Company has retained Mr. McKeithen as a consultant through April 30, 1995 for a fee of $205,000. In addition, during the term of the consulting agreement, Mr. McKeithen's medical benefits continue in effect and his stock options continue to vest and to be exercisable in accordance with their terms. The Company also paid for continued life insurance coverage for Mr. McKeithen.

                           REPORT OF THE COMPENSATION
                         AND HUMAN RESOURCES COMMITTEE
                           OF THE BOARD OF DIRECTORS


    The Compensation and Human Resources Committee of the Board of Directors recommends, subject to the Board's approval, compensation for executive officers and stock option grants to the Chief Executive Officer. The Committee administers the Company's stock incentive plans and approves stock option grants for all other employees. The Committee is currently composed of three independent, non-employee directors who have no interlocking relationships as defined by the SEC.


COMPENSATION PHILOSOPHY

    The Company operates in the competitive and rapidly changing environment of high technology businesses. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The Company's compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company's compensation program are to align compensation with the Company's business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company's long-term success.

COMPENSATION COMPONENTS

    The Company's executive officers are compensated with a salary, and are eligible for bonus and stock option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available), of each executive officer in establishing each element of compensation.

    SALARY. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable companies, generally in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.


    BONUS. The Committee reviews and approves an executive bonus plan for each fiscal year. Each individual's bonus is computed as a percentage of salary. Individual targets are established for each officer, based on the scope of his or her responsibility, and the bonus is computed as a percentage of that target, based on the Company's performance in achieving revenue and profitability objectives. For fiscal 1994, the bonus targets for executive officers ranged from 35% to 55% of salaries, with bonuses to be computed within a range of 33% to 150% of those targets, based on the Company's performance. Because the Company met and exceeded the performance objectives established for the fiscal 1994 plan, the maximum bonuses were paid for fiscal 1994. An additional bonus of up to 10% of salary also may be awarded in the discretion of the Chief Executive Officer to recognize the contributions and efforts of individual executive officers. The Committee also establishes a variable compensation plan each fiscal year for executives, including Messrs. Bishop and Lauer, who have primary responsibility for sales functions, pursuant to which they receive variable quarterly compensation based on the performance of their functional areas in achieving revenue, profitability and other operating objectives.


    STOCK OPTIONS. Stock option awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods (usually 50 months) to retain executives and encourage sustained contributions. The exercise price of most options is the market price on the date of grant. These options will acquire value only to the extent that the price of the Company's Common Stock increases relative to the market price at the date of grant.

    In its tax year beginning July 1, 1994, the Company will be subject to U.S. tax legislation adopted in 1993 that could limit the deductibility of certain compensation payments to its executive officers. The Company believes that any compensation expense incurred in connection with the exercise of stock options granted under its 1993 Long-Term Incentive Stock Plan will continue to be deductible as performance-based compensation. The Company does not have a policy requiring the Committee to qualify all compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, the Committee considers the net cost to the Company in making all compensation decisions and will continue to evaluate the impact of this legislation on its compensation programs.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Mr. McCracken's salary, bonus and stock option grants for fiscal 1994 reflect the Committee's evaluation of his overall leadership of the Company. The Committee considered, among other factors, the continued strong year-to-year growth of revenues and profitability at levels above industry averages for fiscal 1994, the Company's increasing market share in key segments, the creation of several new ventures to exploit important developing markets, and the strategic management of the Company's research and development program as a foundation for product innovation.

    In January 1994, the Committee reviewed Mr. McCracken's salary, considering the Company's interim financial results as compared to industry averages, Mr. McCracken's individual performance and his salary level relative to those for comparable positions, primarily in the high technology industry. Based on this review, the Committee increased Mr. McCracken's annualized salary from $650,000 to $700,000, effective January 1, 1994.

    At the beginning of fiscal 1994, the Committee established a target bonus amount for Mr. McCracken under the fiscal 1994 executive bonus plan described above. Based on the Company's strong financial performance during fiscal 1994, which exceeded the revenue and profitability objectives established at the outset of the year, Mr. McCracken received a bonus for fiscal 1994 equal to 82.5% of his salary.


    In December 1993, Mr. McCracken was granted an option to purchase 200,000 shares of the Company's Common Stock at the market price on that date, vesting over a 50-month period. In keeping with the Company's overall philosophy regarding the grant of stock options as a long-term incentive, the Committee based its grant on an evaluation of Mr. McCracken's overall leadership of the Company, the number of unvested options held by him, and competitive data for comparable positions within the high technology industry.


                                          COMPENSATION AND
                                          HUMAN RESOURCES COMMITTEE
                                          James A. McDivitt, CHAIRMAN
                                          C. Richard Kramlich
                                          Joseph A. Mollica

                     COMPANY STOCK PRICE PERFORMANCE GRAPH

    In accordance with SEC rules, the Company is required to present a table showing a line-graph presentation comparing cumulative, five-year returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Index for the broad equity index and the Hambrecht & Quist ("H&Q") Technology Index as an industry standard for the five fiscal year period commencing June 30, 1989 and ending June 30, 1994. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            Silicon Graphics,
                  Inc.          H&Q Technology Index   S&P 500 Index
Jun-89                     100                    100            100
Sep-89                  136.23                 105.07        109.803
Dec-89                  169.57                 102.23        111.139
Mar-90                  200.72                 105.52        106.906
Jun-90                  217.39                 114.54        112.592
Sep-90                  152.17                  82.85         96.248
Dec-90                  156.52                  93.46        103.849
Mar-91                  231.16                 121.28        118.001
Jun-91                  164.49                 115.23        116.724
Sep-91                   247.1                  120.1        121.976
Dec-91                  262.32                 138.16        131.169
Mar-92                  239.13                 142.76        126.955
Jun-92                   194.2                 130.93        128.354
Sep-92                  217.39                 136.51        131.392
Dec-92                  331.88                 158.92        137.024
Mar-93                  330.43                  156.6        142.044
Jun-93                  433.33                 159.97        141.685
Sep-93                  498.55                 162.82        144.327
Dec-93                  573.91                 173.43        146.692
Mar-94                  559.42                    175        140.188
Jun-94                  513.04                  162.3        139.716

- - ------------------
* Assumes $100 invested on June 30, 1989 in the Company's Common Stock, the S&P 500 Stock Index and the H&Q Technology Index, with reinvestment of dividends.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or Management may recommend.


Dated: September 21, 1994                   BY ORDER OF THE BOARD OF DIRECTORS
                                            William M. Kelly
                                            SECRETARY

                                     [FRONT]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             SILICON GRAPHICS, INC.

                       1994 ANNUAL MEETING OF STOCKHOLDERS




     The undersigned stockholder of Silicon Graphics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 21, 1994, and hereby appoints Edward R. McCracken and William M. Kelly, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1994 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on November 1, 1994, at 2:00 p.m. local time, at the Company's principal offices, 2011 North Shoreline Boulevard, Mountain View, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.



     This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, FOR the ratification of the appointment of Ernst & Young as independent auditors, and as said proxies deem advisable on such other matters as may properly come before the meeting.

                                     [BACK]

[X]  Please mark votes as in this example.

1.   ELECTION OF DIRECTORS

     Nominees for Class II directors:  Robert R. Bishop, James A. McDivitt

                         FOR                 WITHHELD

                         [__]                  [__]

     [__] ______________________________________
          For all nominees except as noted above

2. PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK TO 500,000,000 SHARES.

               FOR                 AGAINST                  WITHHELD

               [__]                 [__]                      [__]

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS OF THE COMPANY.

               FOR                 AGAINST                  WITHHELD

               [__]                 [__]                      [__]

     In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

          Signature:  ____________________________     Date:  _______________


          Signature:  ____________________________     Date:  _______________

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

[__] MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW